UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2024

ZERIFY, INC.
(Exact Name of Registrant as Specified in its Charter)

Wyoming	000-55012	22-3827597
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1090 King Georges Post Road, Suite 603, Edison NJ	08837
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Agreement.

On July 1, 2024, Zerify, Inc., a Wyoming corporation (the “Company”), entered into a Binding Memorandum of Understanding (the “Sovereign Agreement”), with Sovereign Assets, LLC (“Sovereign”), which contains the following provisions:

(a)	Sovereign will make its manager, Abraham Poznanski, available for 20 hours per week to serve as the Company’s fractional President and Chief Strategic Officer;
(b)

On or before July 2, 2024, Sovereign shall purchase $75,000 of units of the Company’s securities in the Company’s current Regulation A offering, with the intention to purchase an additional $100,000 of such units;

(c)

Sovereign shall have the option of providing the Company a Senior secured convertible loan (the “Senior Secured Loan”), which shall be in the minimum amount of $825,000 and maximum amount of $10 million, with monthly interest payable at the rate of 5% plus the prime rate per annum, and shall be convertible into shares of Company common stock immediately after the effective date of the Company’s previously announced reverse stock split at a price based on the average opening and closing price of the Company’s comon stock on the date that the reverse stock split goes into effect;

(d)

Should ZAM have purchased not less than $175,000 of units in the Company’s Regulation A offering, Sovereign shall have the right to appoint four (4) new directors (the “New Directors”) to the Board of Directors of the Company;

(e)	Upon their appointment, the New Directors shall be issued one (1) share each of the Company’s Series A Preferred Stock (collectively, the “New Director Shares”);
(f)

Until such time as Sovereign shall have purchased $175,000 of units in the Company’s Regulation A offering, the current Board of Directors of the Company shall not voluntarily seek any reorganization through bankruptcy, liquidation or other similar action, without the prior written consent of Sovereign, shall not authorize any agreement or take any action outside the ordinary course of business of the Company without the prior written consent of Sovereign, which consent shall not be unreasonably withheld, and shall consult with Sovereign with respect to potential actions and transaction presented to the Board of Directors of the Company;

(g)

Following the appointments of the New Directors, the Board of Directors of the Company would seek to have the Company enter into new employment agreements with Mark L. Kay, Ramarao Pemmaraju and George Waller on such terms and conditions as are fair and equitable to such persons and to the Company and its shareholders;

(h)

Should Sovereign fail to deliver a minimum of $825,000 under the Senior Secured Loan on or before June 30, 2025, then (1) each of the New Directors shall, effective at the close of business on June 30, 2025, resign as Directors of the Company, (2) each of the New Directors shall, effective at the close of business on June 30, 2025, tender for cancellation their respective New Director Shares and (3) Abraham Poznanski shall, effective at the close of business on June 30, 2025, resign from all positions with the Company.

As of the date of this Current Report, Sovereign has purchased $75,000 of units in the Company’s Regulation A offering.

The foregoing description of the Sovereign Agreement is qualified in its entirety by the full text of the Sovereign Agreement, which is filed as Exhibit 10.1 to, and incorporated by reference in, this Current Report.

Item 3.02. Unregistered Sales of Equity Securities.

In July 2024, Sovereign purchased 60,000,000 units of securities (the “Units”) of the Company in the Company’s Regulation A offering (File No. 024-12026), with each Unit consisting of 5 shares of common stock and one (1) warrant to purchase one (1) share of common stock at an exercise price of $0.02, at a per Unit price of $0.00125, or $75,000, in the aggregate. The sale of the Units to Sovereign was made in reliance on an exemption from registration pursuant to Regulation A under the Securities Act of 1933, as amended.

Item 5.01. Changes in Control of Registrant.

The description of the Sovereign Agreement set forth above under Item 1.01 Entry into Material Agreement is incorporated into this Item 5.01. Should Sovereign purchase an additional $100,000 of the Units, there would occur a change in control of the Company, at which time the Company would file a Current Report on Form 8-K to report such event. There is no assurance that Sovereign will ever purchase such additional amount of Units.

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Sovereign Agreement, Abraham Poznanski was appointed fractional President and Chief Strategic Officer of the Company. Certain information regarding the background of Mr. Poznanski is set forth below.

For more than the past 10 years, Mr. Poznanski has been Managing Member of Sovereign Assets, LLC, a private investment and management company for real estate and corporate equities, as well as Managing Member of Prodigy Management Group, LLC, a real estate management and brokerage company. Since December 2023, he has served as CEO of Operation Home Again, a non-profit entity based in Israel, and CEO of Healables, Ltd., an Israeli digital health equipment start-up company. From June 2021 through June 2023, Mr. Poznanski served as CEO Infinity Land Services, LLC, a Title Insurance company located in Brooklyn, New York. From March 2018 through May 2021, he served as COO Northeast Region for Rugby Realty, Inc., an office real estate company located in Newark, New Jersey.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1*	Binding Memorandum of Understanding between the Company and Sovereign Assets, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

_________

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ZERIFY, INC.

DATE: July 26, 2024

By:	/s/ Mark L. Kay
Mark L. Kay
Chief Executive Officer

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